YORK International Reports First Quarter Results


     YORK, Pa.--(BUSINESS WIRE)--April 23, 2003--YORK International Corporation (NYSE:YRK) today reported its results for the first quarter of 2003.
     The Company had a loss of $13.6 million, or $0.34 per share for the first quarter of 2003. This loss includes $18 million of pre-tax charges related to the actions discussed in a press release in February 2003. Excluding the impact of these charges, the Company had net income of $1.6 million, or $0.04 per share. This press release and the earnings release conference call contain non-GAAP financial measures that are reconciled to the most directly comparable GAAP measures within this press release. The Company believes that providing this additional information provides a transparent view of the performance of the core operations with and without the cost impact of the individual actions that we discussed in our February press release.
     Balance sheet performance was strong in the quarter and debt and the receivables securitization program are down $179 million or 19% compared to March of 2002. Overall working capital decreased $61 million from March of 2002. The company exceeded its cash expectations and inventory turns and days sales outstanding both continued to improve.
     Commenting on the first quarter performance, President and Chief Executive Officer, Michael Young, said, "Our first quarter operating results of $0.04 per share, excluding the impact of special charges, were somewhat better than expected and cash performance was very strong."

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     Sales in the first quarter of $868 million increased 3.2% from the first quarter of 2002, due to the strengthening Euro and increased sales in Asia and in Unitary Products Group North America, partially offset by lower shipment levels at Bristol.
     The total charges included in income (loss) from operations in the first quarter of 2003 were $18 million, and related to actions to reduce the cost structure of YORK and to support the implementation of the new geographic organization. Major cost items include asset write-downs and severance costs. In addition, increased pension, medical and insurance costs negatively impacted the first quarter of 2003 as compared to the prior year.
     The net loss in the first quarter of 2002 of $194.2 million included a non-cash charge of $179.4 million for the cumulative effect of a change in the accounting principle related to the required adoption of FAS142, "Goodwill and Other Intangible Assets." The net loss also included the loss on the sale of the Australian air-conditioning business, and special charges for cost reduction actions and the discontinuance of a product line. Net income, excluding these items in 2002, was $3.9 million.

     BUSINESS UNIT REVIEW

     The new organization, effective January 1, 2003 will be reported in three Groups as follows: the Global Applied business, Unitary Products North America and Bristol Compressors. The Global Applied business consists of three geographic regions: the Americas; Europe, Middle East and Africa (EMEA); and Asia.

     GLOBAL APPLIED

     First quarter sales for the Global Applied business increased 7.2% to $609 million versus $568 million in 2002. EMEA revenue increased due to the strengthening Euro and Asian equipment sales increased due to continued growth in China. These increases were partially offset by the weak commercial equipment market in the Americas. Global Applied service revenue improved 15% as compared to the first quarter of 2002.

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     Income from operations for Global Applied was $7.5 million in the first quarter of 2003. Reduced margins resulting from lower equipment volume in the Americas and significant pricing pressure in the large equipment market were partially offset by improved operating costs and higher volume in Asia. Expenses were also up due to the strengthening Euro, increased pension, medical and insurance costs, and continued investments in service infrastructure, IT capabilities and product development.
    The Global Applied backlog at the end of the quarter was $870 million, an increase of 10.8% from March of 2002. Excluding the impact of currency, backlog was up 2.9%. With the exception of China and the Middle East, all of the Company's markets remain relatively weak. In addition, there is uncertainty within all regions due to economic, political and health issues.

     UNITARY PRODUCTS GROUP (UPG)

     UPG sales increased 3.3% to $164 million from $158 million in the first quarter of 2002, resulting from increased shipments of residential products, partially offset by lower commercial and manufactured housing product shipments.
     Income from operations for UPG in the first quarter of 2003 was $8.2 million as compared to a loss of $2.4 million in 2002. The loss in 2002 included a $5.9 million write-off of a distributor receivable. In addition, improvements in production efficiency and shipping costs and the benefits of price increases in 2003 contributed to better results.

     BRISTOL COMPRESSORS (Bristol)

     Bristol's first quarter sales were $138 million versus $156 million in the first quarter of 2002. The volume decline is primarily the impact of timing of OEM orders and the impact of OEM's continuing to drive further inventory reductions, both internationally and with the North American unitary market customers.
     Income from operations for Bristol was $11.3 million as compared to earnings of $16.3 million in the first quarter of 2002. Reduced volume and lower productivity levels resulting from the integration of products from the Sparta, NC facility negatively impacted results. Although productivity is improving from the second half of 2002, the costs are currently higher than the first quarter of 2002.

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     OUTLOOK

     Current economic and market conditions are difficult, aggravated by uncertainties about the stability of consumer markets, the impacts of war, and health issues in Asia. Mr. Young said, "In this environment, we are continuing to aggressively address our costs and are completing the actions necessary to ensure the long-term success of each of our operations."
     YORK is focused on future growth with continued investments in service, product development, and distribution enhancements. While benefits of cost reduction actions will be realized, externally driven cost increases in pension expense, insurance and medical costs and steel prices will substantially offset the realized benefits during the year.
     Mr. Young continued, "For the full year of 2003, we expect earnings per share to be approximately $0.25 including all charges related to the cost reduction actions described. Excluding these charges, the Company expects earnings to be approximately $2.50 per share. Net debt reduction is targeted to be $65 million, which includes cash generation for debt reduction of $100 million, offset by the $35 million cash outlay associated with the cost reduction actions."
     Commenting on second quarter expectations, Mr. Young said, "We expect earnings per share, excluding the impact of the cost reduction items, to be slightly less than the $1.21 per share we achieved in 2002." This amount excludes the impact of the planned cost reductions because the timing of the specific actions has not been finalized.
     YORK International will conduct a conference call to discuss first quarter performance on Wednesday, April 23, 2003, at 09:00 a.m. EST. The conference call will be available through a web broadcast on YORK International's web site at www.york.com.

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     If you are unable to connect to the Company's web site, you may listen via telephone. Please call 888/360-9493 and ask for reservation #9635392 to participate in the call. Please call five minutes prior to the scheduled start time.
     There will be a replay of the conference call from Wednesday, April 23, 2003 until Friday, April 25, 2003. Call 800/642-1687 reservation #9635392.
     Segment results can be impacted by geographic manufacturing and sourcing decisions, engineering concentration, and other allocated costs. Non-allocated costs not included in segment results include certain pension costs, restructuring costs, charges and operating expenses associated with strategic actions, and other corporate costs. YORK previously disclosed segment results as earnings before interest and taxes (EBIT). The only reconciling item between segment income from operations and EBIT is YORK's equity in earnings of affiliates.

     This release includes "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements. Factors that could affect results include economic and political environments, climatic conditions, work stoppages, currency, and regulatory and competitive pressures. Additional information regarding these risk factors and uncertainties is detailed in YORK's SEC filings.

     YORK International Corporation is a full-line, global manufacturer of heating, ventilating, air conditioning and refrigeration (HVAC&R) products. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The Company's products are sold in more than 125 countries and YORK has approximately 23,000 employees worldwide.

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            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

                                                  Three Months Ended
                                                       March 31,
                                                     2003       2002
                                                  ---------  ---------

Net sales                                        $ 868,357  $ 841,532

Cost of goods sold                                (708,257)  (691,535)
                                                  ---------  ---------

      Gross profit                                 160,100    149,997

Selling, general, and administrative expenses     (149,032)  (140,582)

Restructuring charges, net                         (16,094)    (2,730)
                                                  ---------  ---------

      (Loss) income from operations                 (5,026)     6,685

Interest expense, net                              (12,016)   (12,713)

Loss on divestiture                                     --    (10,683)

Equity in earnings of affiliates                     1,088        570
                                                  ---------  ---------

      Loss before income taxes and cumulative
       effect of a change in accounting
       principle                                   (15,954)   (16,141)

Benefit for income taxes                             2,318      1,396
                                                  ---------  ---------

      Loss before cumulative effect of
       a change in accounting principle            (13,636)   (14,745)

Cumulative effect of a change in accounting
 principle
                                                        --   (179,436)
                                                  ---------  ---------


      Net loss                                   $ (13,636) $(194,181)
                                                  =========  =========

Basic and diluted loss per share:
  Loss before cumulative effect of
   a change in accounting principle              $   (0.34) $   (0.38)
  Cumulative effect of a change in
   accounting principle                                 --      (4.57)
                                                  =========  =========

  Net loss                                       $   (0.34) $   (4.95)
                                                  =========  =========

Cash dividends per share                         $    0.15  $    0.15
                                                  =========  =========


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            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

ASSETS                                          March 31,    Dec. 31,
                                                   2003        2002
                                               ----------   ----------
Current Assets:
  Cash and cash equivalents                       $49,705     $92,940
  Receivables, net                                637,154     627,067
  Inventories                                     504,996     473,779
  Prepayments and other current
   assets                                         100,376      81,461
                                               ----------   ----------
     Total current assets                       1,292,231   1,275,247
Deferred income taxes                              63,125      69,696
Investments in affiliates                          29,981      29,389
Property, plant, and equipment, net               486,346     500,318
Goodwill                                          508,916     504,963
Intangibles, net                                   32,318      32,000
Deferred charges and other assets                  97,079      94,509
                                               ----------   ----------

     Total assets                              $2,509,996  $2,506,122
                                               ==========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable and current portion
   of long-term debt                              $32,513     $32,709
  Accounts payable and accrued
   expenses                                       786,281     768,748
  Income taxes                                     31,518      37,202
                                               ----------   ----------
     Total current liabilities                    850,312     838,659
Long-term warranties                               46,298      44,748
Long-term debt                                    616,770     618,224
Postretirement and postemployment
 benefits                                         250,608     244,522
Other long-term liabilities                        74,686      77,155
                                               ----------   ----------
     Total liabilities                          1,838,674   1,823,308
Stockholders' equity                              671,322     682,814
                                               ----------   ----------
     Total liabilities and
      stockholders' equity                     $2,509,996  $2,506,122
                                               ==========  ===========


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            YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES
     SUPPLEMENTAL STATEMENT OF OPERATIONS AND SEGMENT INFORMATION
                              (unaudited)

(in thousands, except per share data)

                                Three Months Ended March 31,
                         --------------------------------------------
                           2003       2003        2002       2002
                                     Excluding              Excluding
                                     Special                Special
                                       Items                  Items
                         ---------  ----------  ---------  ----------

Revenue:
--------
   Global Applied:
      Americas          $297,413    $297,413   $303,614    $303,614
      EMEA               262,052     262,052    218,017     218,017
      Asia                90,119      90,119     80,701      80,701
      Intragroup sales   (40,366)    (40,366)   (33,854)    (33,854)
                        ---------  ----------  ---------  ----------
                         609,218     609,218    568,478     568,478
   Unitary Products
    Group                163,542     163,542    158,335     158,335
   Bristol Compressors   137,562     137,562    155,956     155,956
   Eliminations          (41,965)    (41,965)   (41,237)    (41,237)
                        ---------  ----------  ---------  ----------
     Total              $868,357    $868,357   $841,532    $841,532
                        =========  ==========  =========  ==========

(Loss) Income from Operations:
------------------------------
   Global Applied:
      Americas           $(2,756)    $(2,756)    $3,326      $3,326
      EMEA                   589         589      2,253       2,253
      Asia                 9,693       9,693      6,983       6,983
                        ---------  ----------  ---------  ----------
                           7,526       7,526     12,562      12,562
   Unitary Products
    Group                  8,220       8,220     (2,440)     (2,440)
   Bristol Compressors    11,329      11,329     16,335      16,335
   Corporate,
    eliminations, and
    other                (14,115)    (14,115)    (9,296)     (9,296)
   Charges and operating
    expenses             (17,986) A        -    (10,476) B        -
                        ---------  ----------  ---------  ----------
     Total               $(5,026)    $12,960     $6,685     $17,161

Interest expense, net    (12,016)    (12,016)   (12,713)    (12,713)

Loss on divestiture            -           -    (10,683)          -

Equity in earnings of
 affiliates                1,088       1,088        570         570
                        ---------  ----------  ---------  ----------

(Loss) income before
 income taxes and
 cumulative effect of
 a change in
 accounting principle    (15,954)      2,032    (16,141)      5,018

Benefit (provision)
 for income taxes          2,318 C      (478)     1,396 D    (1,129)

                        ---------  ----------  ---------  ----------
(Loss) income before
 cumulative effect of
 a change in
 accounting principle   $(13,636)     $1,554   $(14,745)     $3,889
                        =========  ==========  =========  ==========

Diluted earnings per
 share:
  (Loss) income before
   cumulative effect
   of a change in
   accounting principle   $(0.34)      $0.04     $(0.38)      $0.10
                        =========  ==========  =========  ==========

Weighted average diluted
 shares                   39,623      39,707     39,253      39,894

    A -- Includes $17,986 of restructuring charges (of which $1,892 is recorded as part of cost of goods sold).

    B -- Includes $2,818 of restructuring charges (of which $88 is recorded as part of cost of goods sold), $6,826 of operating expenses (recorded as part of cost of goods sold) related to the cost reduction actions, and $832 (recorded as part of cost of goods sold) related a discontinued product line.

    C -- Includes tax benefit of $2,796 related to restructuring.

    D -- Includes tax benefits of $2,525 related to restructuring and the cost reduction actions.

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        YORK INTERNATIONAL CORPORATION AND SUBSIDIARIES

 RECONCILIATION OF FORECASTED 2003 GAAP NET INCOME TO FORECASTED 2003
                 NET INCOME, EXCLUSIVE OF SPECIAL ITEMS

                         AS OF APRIL 23, 2003

                                                     Amount       Per
                                                  (in millions)  Share


                                                   -----------   -----

Forecasted 2003 GAAP net income                       $10        $0.25

Anticipated cost of cost reduction actions,
 net of tax                                           $90

                                                   -----------

Forecasted 2003 net income, exclusive of special
 items                                               $100        $2.50
                                                   ===========



    Notes:

    Above amounts are estimates. Actual results could differ materially from forecasted amounts.

    This statement reconciles forecasted GAAP net income to forecasted net income, exclusive of special items. The Company believes that net income, exclusive of special items , provides increased transparency to the performance of the core operations. The Company also reviews its results internally in this manner and bases certain compensation arrangements on results, exclusive of special items.



    CONTACT: YORK International Corporation
             David Myers, 717/771-6183

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